Exhibit 23.2

JINCHENG TONGDA & NEAL

11/F, Huaxia Bank Plaza, No.22 Jianguomennei Avenue,
Beijing, 100005, PRC
Tel: (8610) 85237766; Fax: (8610) 65185057

April 18, 2019

ATA Inc.
1/F East Gate, Bldg. No.2, Jian Wai Soho

No.39 Dong San Huan Zhong Road,

Chao Yang District, Beijing, 100022

Ladies and Gentlemen:

We have acted as legal advisors as to the laws of the People’s Republic of China to ATA Inc.(the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the fiscal year ended December 31, 2018.

We hereby consent to the use of our name under “Key Information — Risk Factors” and “Information on the Company — Business Overview — Regulation” in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2018.

Yours sincerely,

/s/ Peng Jun
Peng Jun
Partner
Jincheng Tongda & Neal